Exhibit 23.1

Tel: 212-885-8000 Fax: 212-697-1299 www.bdo.com	100 Park Avenue New York, NY 10017

Tangoe, Inc.

Orange, Connecticut

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-177398) of Tangoe, Inc. of our reports dated March 16, 2015, relating to the consolidated financial statements and the effectiveness of Tangoe, Inc.’s internal control over financial reporting, which appear in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K.

March 16, 2015

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.